EXHIBIT 21



                 SOUTHEASTERN MICHIGAN GAS ENTERPRISES, INC.

                            List of Subsidiaries
                       Exhibit 21 to Form 10-K (1996)



The subsidiaries of Southeastern Michigan Gas Enterprises, Inc. (the Registrant) are:


Southeastern Michigan Gas Company
Michigan Gas Company
MI-GAS PROPANE COMPANY (a subsidiary of Michigan Gas Company)
Battle Creek Gas Company
SEMCO Energy Services, Inc.
SEMCO Pipeline Company (a subsidiary of SEMCO Energy Services, Inc.)
SEMCO Gas Storage Company (a subsidiary of SEMCO Energy Services, Inc.)
SEMCO Arkansas Pipeline Company (a subsidiary of SEMCO Energy Services, Inc.) SEMCO Gathering Company (a subsidiary of SEMCO Energy Services, Inc.) Southeastern Financial Services, Inc. (a subsidiary of SEMCO Energy Services,
   Inc.)
Southeastern Development Company (a subsidiary of SEMCO Energy Services, Inc.)

Each is incorporated in the State of Michigan and each does business only under its respective corporate name indicated above.